                                                                                Exhibit j-2
     Monthly Cost and Quality of Fuels for Electric Plants
     FERC 429 Facsimile
01   Company-Plant Code       13433-1626
02   Month & Year of Report   06/96
03   Reporting Company        New England Electric
04   Page Number              1
05   Plant Name               Salem Harbor
06   Plant Location           24 Fort Ave., Salem, MA 01970
07   Person to be Contacted   Fuel Dept.
     Concerning Data          Coal Group
     Entered on this Form     25 Research Drive, Westboro, MA 01582
08   Telephone Number         508-389-3029 / 508-389-3227
09   Signature of Official
     Submitting this Report   Diane M. Healey
10   Title                    Associate Fuel Analyst
11   Date Report Completed    August 16, 1996

     Purchases           Coal Mines Only                        Source Data
     ---------     --------------------------   ---------------------------------------------------------
                                                                Quality as Received
         Cont   Fuel      Coal State County            Originating          Quantity      ------------------- Purch Price
    Type Expir  Type Type Dist Abbr  No    Location    Received  BTU  Sulfur     Ash      Cents/MMBT
                                                         (1)     (2)   (3)  (4)
    ---- -----  ---- ---- ---- ----- ------            -----------    --------   ---      ------    ---- -----------
12   C   06/96  BIT   U    08   WV    059  ASHLAND      20.0    12906 0.69  8.17       177.41
13   C   12/96  BIT   U    8    WV    59   MINGO LOGAN  10.3    13229 0.70  7.33       174.68
14   C   12/96  BIT   U         WV         WINIFREDE    10.0    13042 0.64  6.81       176.86
15   C   12/96  BIT   S    50   IM    999  DIABLO PASO  50.3    12856 0.70  5.54       152.87



(1) Coal = 1,000 tons    (2) Coal per lb       (3) and (4)  Percent
    Oil =  1,000 bbls        Oil per gal
    Gas =  1,000 Mcf         Gas per cu ft

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